Exhibit 99.2

Draft Q&A

1.              Why did Mr. Barrette retire now?  Was this expected within the Company?

Mr. Barrette has made a personal decision to retire that he had been considering for awhile and we respect his wishes.  This was not initiated by the Board.  The entire Board of Directors and management thank Mr. Barrette for his leadership and valuable contributions to our Company.  We are all grateful for his service and for his performance, which has been nothing short of spectacular.

2.              Is there a hidden meaning behind Mr. Barrette’s retirement?

No. Mr. Barrette made a personal decision to retire now that he had been considering for awhile.  It was entirely his decision, we respect his wishes and we wish him all the best.

3.              Is Mr. Fass’ appointment considered to be permanent, or will you search for a new CEO?

Mr. Fass has been appointed permanent President and CEO.  Mr. Fass has served as a senior partner with White Mountains for nearly a decade and, since 2000, has served as a director on White Mountains’ Board.

Mr. Fass is a proven, talented executive with the right combination of industry and management experience to lead White Mountains.  He brings a wealth of expertise built over an impressive 35-year career in the insurance industry, including 25 years with Folksamerica Reinsurance and, most recently, as President and CEO of White Mountains Re, the Company’s worldwide reinsurance operations.  The entire Board has full faith and confidence in his leadership.

4.              Does this mark a change in White Mountains’ strategic direction?

No.  Mr. Fass has long been a part of the White Mountains leadership team and was instrumental in many of White Mountains’ recent accomplishments, including leading our acquisition of Sirius International in 2004 and the development of Esurance over the past several years.  Mr. Fass also serves as a director of OneBeacon Insurance Group.

White Mountains has a strong balance sheet with a significant amount of undeployed capital.  Our operating companies are performing well and we believe our prospects are excellent.  We are a solid Company and we are all confident that our owners will prosper under Mr. Fass’ leadership and that of our experienced and disciplined management team.

5.              Who will succeed Mr. Fass as President and CEO of White Mountains Re Group, Ltd.?

Mr. Fass will remain President and CEO of White Mountains Re Group, Ltd. until a successor is chosen.

6.              Is this change part of a planned succession?

As part of our normal ongoing planning process, the Board routinely considers management succession.  Mr. Fass brings a wealth of expertise built over an impressive 35-year career in the insurance industry.  The entire Board has full faith and confidence in his leadership.

7.              Are there more senior management changes to come?

There are no other senior management changes planned at this time.

8.              How much of a payout will Mr. Barrette receive?  Does Mr. Barrette have a non-compete contract and/or severance agreement with the company?

We have no employee contracts here at White Mountains.  As such, our Board will consider in due course  whether any financial arrangements are appropriate.  Following that determination, the information will be appropriately disclosed with the SEC.

9.              Will Mr. Barrette’s seat on the Board be filled?  Do you have any candidates in mind?

That decision will be made by the Board’s Nominating & Governance Committee. As you know, Mr. Fass already serves on our Board.

10.       What will be Mr. Fass’ compensation?

Mr. Fass will be compensated in accordance with his increased responsibilities and consistent with Compensation Committee guidelines for pay for performance.  Once Mr. Fass’ compensation has been determined and approved by the Board, the information will be appropriately disclosed with the SEC.

11.       Is this decision related to White Mountains’ performance?

Not at all.  This was Mr. Barrette’s personal decision, not one initiated by the Board.  White Mountains has a strong balance sheet with a significant amount of undeployed capital.  Our operating companies are performing well and we believe our prospects are excellent.  We are a solid Company and we are all confident that our owners will prosper under Mr. Fass’ leadership and that of our experienced and disciplined management team.

12.       Is this decision related to any SEC reporting or accounting issues?

No.

13.       How does the quarter look?  When will you announce results?

As you know, we do not give earnings guidance.  We do note, however, that White Mountains has a strong balance sheet with a significant amount of undeployed capital.  Our operating companies are performing well and we believe that our prospects are excellent.  We are a solid Company and we are all confident that our owners will prosper under Mr. Fass’ leadership and that of our experienced and disciplined management team.

We will announce earnings on November 1st prior to the opening of the markets.